LICENSE AGREEMENT

PART I – COMMERCIAL TERMS

Subject to Part II attached hereto which sets out the terms and conditions of this Agreement and which is incorporated into this Agreement in its entirety, the following is hereby agreed by the parties set out in paragraph 1 below:

1. Parties

(1) **HEARST MAGAZINE MEDIA, INC.**, a Delaware corporation with offices at 300 West 57th Street, New York, NY 10019, USA (the "**Licensor**"); and

(2) **STARCO BRANDS, INC.**, having an office at 250 26th Street, Suite 200, Santa Monica, California 90402 (the "**Licensee**").

2. Property

The name, logo and trade dress of [redacted] as set out in Annex A.

3. License Type

Non-exclusive, non-transferable, non-assignable and revocable right and license. Notwithstanding the foregoing, Licensor will endeavor not to enter into any new licenses for products that have features, consumer prices, materials and principal sales distribution channels which are the same or collectively so similar that such products would be directly competitive with the Licensed Products; provided, however, that (a) Licensee is in full compliance of its obligations under this Agreement, (b) Licensor has not notified Licensee of any material breach of this Agreement and (c) to the extent Licensor has notified Licensee of any material breach of this Agreement, such breach has been cured by Licensee within the allotted cure period set forth by Licensor hereunder.

4. Licensed Product(s)

Flavored sprays for popcorn (butter flavor, chocolate flavor, caramel flavor, etc.).

Each of the Licensed Products shall be marketed and sold with the Property to be placed on each Licensed Product's label in a mutually agreed to positioning.

Additional products and or product lines shall be included on a case by case basis upon prior written approval, to be granted by Licensor that will not be unreasonably withheld.

5. Distribution Channels

Licensed channels of distribution as set out in Annex E.

Additional Distribution Channels shall be included on a case by case basis upon prior written approval, to be granted by Licensor that will not be unreasonably withheld.

If Licensee wishes to sell Licensed Products on an e-commerce website that is branded with the Property, Licensee shall enter into a digital license addendum to this Agreement in form reasonably acceptable to Licensor.

6. Territory

United States and Canada

7. **Term and Contract Years**

INITIAL TERM

The period of time commencing on Commencement Date and expiring on December 31, 2022 subject to earlier termination of this Agreement in accordance with its terms.

Contract Year	From	To
Contract Year 1	Commencement Date	December 31, 2021
Contract Year 2	January 1, 2022	December 31, 2022

RENEWAL TERMS

Following the expiration of Contract Year 2, this Agreement shall automatically renew for two (2) years set out below upon the achievement of the below referenced performance requirements.

Contract Year	From	To
Contract Year 3	January 1, 2023	December 31, 2023
Contract Year 4	January 1, 2024	December 31, 2024

If Licensee is in good standing, has performed all of its obligations hereunder and has generated Minimum Sales of Licensed Products under this Agreement (excluding sales of Licensed Products under the other Starco Agreements) of at least [redacted] in respect of Contract Year 2 (the "Renewal Threshold"), then this Agreement shall be automatically extended for two (2) years, commencing on January 1, 2023 and expiring on December 31, 2024 (the "First Renewal Term"). If Licensee has failed to generate Minimum Sales equal to or greater than the Renewal Threshold amount by August 31, 2022 (the "Notice Date"), the parties will forecast, in good faith, the expected Minimum Sales through December 31, 2022 using prior sales data, pending orders, and other available information to determine the reasonable likelihood that the Renewal Threshold will be met. If the Parties do no reasonably foresee that the Renewal Threshold will be met by December 31, 2022, then License in its sole discretion may elect to terminate this Agreement effective as of December 31, 2022 on written notice to Licensor within thirty (30) after the Parties have reached a determination as to the likelihood of achieving the Renewal Threshold. For the avoidance of doubt, Licensee's right to terminate this Agreement due to failing to meet the Renewal Threshold is limited solely to this Agreement and such termination shall have no impact on any of the other Starco Agreements (i.e., the agreements between Licensor and Licensee for [redacted], [redacted], and [redacted]) all of which shall remain in full force and effect in accordance with their respective terms.

8. **Specified Currency**

United States Dollar ($USD)

9. **Minimum Guarantees**

Contract Year	Amount (USD)
Contract Year 1	[redacted]
Contract Year 2	[redacted]

Contract Year	Amount (USD)
Contract Year 3	[redacted]
Contract Year 4	[redacted]

Bank Guarantee required No

10. Payment Schedule for Minimum Guarantees and Marketing Fund Payment (if any)

Contract Year	Date	Amount (USD)
Contract Year 1	January 1, 2021	[redacted]
Contract Year 1	April 1, 2021	[redacted]
Contract Year 1	July 1, 2021	[redacted]
Contract Year 1	October 1, 2021	[redacted]
Contract Year 2	January 1, 2022	[redacted]
Contract Year 2	April 1, 2022	[redacted]
Contract Year 2	July 1, 2022	[redacted]
Contract Year 2	October 1, 2022	[redacted]
Contract Year 3	January 1, 2023	[redacted]
Contract Year 3	April 1, 2023	[redacted]
Contract Year 3	July 1, 2023	[redacted]
Contract Year 3	October 1, 2023	[redacted]
Contract Year 4	January 1, 2024	[redacted]
Contract Year 4	April 1, 2024	[redacted]
Contract Year 4	July 1, 2024	[redacted]
Contract Year 4	October 1, 2024	[redacted]

11. Minimum Sales

Contract Year	Customer Wholesale Sales (USD)
Contract Year 1	[redacted]
Contract Year 2	[redacted]
Contract Year 3	[redacted]
Contract Year 4	[redacted]

12. Royalty Rate

[redacted] of Customer Wholesale Sales

[redacted] of sales made on an F.O.B. basis

13. Licensee Marketing Spend

N/A

14. Reporting Period

Quarterly

15. Marketing Fund Payment

One half percent (0.5%) of Customer Wholesale Sales

16. Trade Introduction Date

August 1, 2020

17. Market In-Store Date

September 1, 2020 or later based upon retailer stock, design and labeling lead times and container shipment lead times, provided; if later than November 1, 2020, Licensee will provide Licensor with a detailed explanation as to why products are delayed and set new projected in store dates.

18. Specified Number of Samples

Six (6) of each SKU to Licensor

19. Sell-Off Period

One Hundred Eighty (180) days

20. SPECIAL PROVISION

The parties shall assign a dedicated full-time employee who the other party shall have direct access to, to address matters relating to this Agreement and the other Starco License Agreements.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date below written.

DocuSigned by:

Date: 10/15/2020

5B5B62C07C31420

For and on behalf of
HEARST MAGAZINE MEDIA, INC.

Date: 10/9/20

For and on behalf of
STARCO BRANDS, INC.

PART II – TERMS AND CONDITIONS

1. DEFINITIONS

1.1 In this Agreement the following words shall have the following meanings:

(a) "**Advertising**" shall mean advertising and promotions using third party above-the-line consumer media (television, print, third party websites and/or outdoor) and/or consumer point-of-sale displays and materials but excluding any business-to-business or trade promotions of any kind.

(b) "**Agreement**" shall mean this document, including Part I and Part II, and all Schedules and Annexures hereto.

(c) "**Ancillary Mark**" shall mean any name or logo (other than the Property), including any of the Licensee's trademarks or logos, which is used in connection with Licensed Product(s) or Related Materials.

(d) "**Business Day**" shall mean a day (other than a Saturday or a Sunday) on which banks are open for business in New York, New York.

(e) "**Commencement Date**" shall mean the date on which this Agreement is executed by both parties.

(f) "**Contract Year**" shall mean each successive period of twelve (12) months during the Term, commencing on January 1 in each calendar year, with the exception of the first Contract Year which shall commence on the Commencement Date and continue until December 31, 2021.

(g) "**Customer Wholesale Sales**" shall mean the Licensee's invoiced billing price to its customers or distributors less freight, applicable taxes, commissions and less actual returns for defective product (but not reserve for returns); also less early payment discounts; and retailer marketing fee's and or deductions (including cooperative and promotional allowances, fixturing, merchandising guides, displays and/or the like), to the extent supported and evidenced by or on the relevant sales invoices or credit memoranda. No other deduction whatsoever may be made to the Customer Wholesale Sales including, by way of example: cash discounts; year-end rebates; costs incurred in manufacturing, distributing or handling Licensed Products; rush-transportation costs on otherwise late deliveries, government fines or penalties; (provided, however, that the aggregate of all deductions shall not exceed ten percent (10%) in any Quarter for all Distribution Channels of the total aggregate invoiced, billed booked and/or paid amount for all Licensed Product(s) sold or otherwise transferred or disposed). A Licensed Product shall be deemed "sold" as of the date on which such Licensed Product is shipped, invoiced, billed or paid for. Licensee understands, agrees and acknowledges that in the event that any sale or other disposition or transfer of Licensed Product(s) is made to any person, organization, middleman, distributor or other entity of any kind related or connected in any manner to the Licensee, or its officers, directors or major shareholders (individually and/or collectively "a related third party"), the amount used for calculating the Customer Wholesale Sales of such a sale or transfer shall always be the amount used (i.e. invoiced, billed, booked or paid) with the first unrelated third party in the commercial chain for the sale or transfer of the Licensed Product(s) leading from the Licensee to the final consumer.

(h) "**Distribution Channels**" shall mean the licensed channels of distribution, as expressly set out in Part I, paragraph 5 that Licensee is permitted to sell the Licensed Product(s).

(i) "**Internet Sales**" shall mean the advertisement, promotion and sale of articles of merchandise anywhere in the Territory throughout the Term to individual consumers who respond to an

advertisement or promotion viewed over the Internet and who submit orders for such articles of merchandise directly through the Internet.

(j) "**IPR**" shall mean all intellectual property rights including without limitation patents, patentable rights, copyright, design rights, utility models, trademarks (whether or not any of the above are registered), trade names, rights of publicity, rights in inventions, rights in data, database rights, rights in know-how and confidential information and all other intellectual and industrial property and similar or analogous rights existing under the laws of any country and all pending applications for and rights to apply for or register the same (present, future and contingent, and including all renewals, extensions, revivals and all accrued rights of action).

(k) "**Licensed Product(s)**" shall mean all products listed in Part I, paragraph 4 which are approved by the Licensor in accordance with the terms hereof and which are manufactured, advertised, promoted and sold by or for the Licensee under the Property. Licensee acknowledges that due to the nature of the marketplace, the definition of Licensed Products may change or may not be amenable to precise delineation. Licensee agrees that if there is a dispute over the definition of Licensed Products, Licensor shall render a reasonable written determination which shall be conclusive and binding on Licensee without legal recourse

(l) Not Applicable.

(m) "**Market In-Store Date**" shall mean the date that the first Licensed Product(s) are available to consumers at retail, as set out in Part I, paragraph 17.

(n) "**Marketing Fund Payment**" shall mean the Licensee's payment (if any) towards the Licensor's global cross-marketing initiative to which all its licensees contribute, as set out in Part I, paragraph 15 which, for the avoidance of doubt, shall not be counted towards any amounts due to the Licensor from the Licensee, pursuant to Part II, paragraph 8 or otherwise.

(o) "**Minimum Guarantees**" shall mean each of the irrevocable and non-refundable guaranteed minimum annual royalty payments set out in Part I, paragraph 9.

(p) "**Minimum Sales**" shall mean the minimum Customer Wholesale Sales (if any) that Licensee commits to achieving in each Contract Year, as set out in Part I, paragraph 11.

(q) "**Payment Schedule**" shall mean the payment schedule for the Minimum Guarantees and Marketing Fund Payment (if any), as set out in Part I, paragraph 10.

(r) "**Premium**" shall mean any item of merchandise given away free of charge or sold at a substantial discount by a party as a part of any plan intended to promote the products, services or business of such party.

(s) "**Prohibited Names**" shall mean the Property, the name of the Licensor, any other trademark of the Licensor, and/or any other name or trademark which is part of or confusingly similar to the foregoing.

(t) "**Property**" shall mean the licensed property set out in Part I, paragraph 2.

(u) "**Quarter**" shall mean each successive period of three (3) months commencing on any first day of January, April, July or October during the Term, with the exception of the first Quarter which shall commence on the Commencement Date and continue until September 30, 2020, and "**Quarterly**" shall be construed accordingly.

(v) "**Related Materials**" shall mean all materials whatsoever accompanying or in any way associated with Licensed Product(s) including without limitation all labels, tags, cartons or containers (including without limitation packing and wrapping material), all stationery, and all advertising, promotional, point-of-sale and display materials.

(w) "**Reporting Period**" shall mean the period in respect of which the Licensee provides its royalty statements and Royalties to the Licensor, as set out in Part I, paragraph 14.

(x) "**Royalties**" shall mean the earned royalties, calculated at the Royalty Rate, on the total Customer Wholesale Sales of Licensed Product(s) sold (the date of which for these purposes shall always mean the date on which the relevant Licensed Product(s) is billed, invoiced, shipped or paid for) during the Term.

(y) "**Royalty Rate**" shall mean the rate set out in Part I, paragraph 12.

(z) "**Sell-Off Period**" shall mean that period specified in Part I, paragraph 19.

(aa) "**Specified Currency**" shall mean the currency specified in Part I, paragraph 0.

(bb) "**Specified Number of Samples**" shall mean the number of samples specified in Part I, paragraph 18 to be supplied free-of-charge (including any shipping charge or customs duties) to the Licensor and additional samples as reasonably requested by Licensor.

(cc) "**Starco License Agreements**" shall mean, collectively, (a) this Agreement, (b) that certain License Agreement, dated as of the date hereof, by and between Licensor and Licensee, in respect of the license to Licensee of the right to the [redacted] trademark for the purposes of manufacturing, promoting and selling certain popcorn licensed products thereunder, and (c) certain License Agreements with respect to other trademarks owned by Licensor, which may include [redacted], [redacted], and [redacted] for the purposes of manufacturing, promoting and selling certain licensed products thereunder.

(dd) "**Territory**" shall mean those territories specified in Part I, paragraph 6.

(ee) "**Term**" shall mean that period of time set out in Part I, paragraph 7, which refers to the period of time that Licensee may manufacture and sell the Licensed Product(s) in the Territory within the Distribution Channels. For the avoidance of doubt, other than under the specific provisions of the Sell-Off Period as specified herein, Licensee may not sell Licensed Products to trade customers or any other third party for sale at retail or otherwise after the Term.

(ff) "**Trade Introduction Date**" shall mean the date that the first Licensed Product(s) are introduced to trade customers, as set out in Part I, paragraph 16.

1.2 Headings in this Agreement are for convenience only and shall not affect its interpretation.

2. GRANT OF RIGHTS

2.1 The Licensor grants to the Licensee, subject to and on the terms of this Agreement, a license as described in Part I, paragraph 4, to use the Property on and in connection with the manufacture, promotion and sale of Licensed Product(s) in the Territory in the Distribution Channels for the duration of the Term.

2.2 For the avoidance of doubt, nothing in this Agreement shall be construed so as to prevent the Licensor from granting to any third party any rights to use the Property (including without limitation granting

licenses for the type of products constituting Licensed Product(s)) or from itself using the Property in any manner whatsoever, including soliciting, negotiating and granting any license (including without limitation granting licenses for the type of products constituting Licensed Product(s)), to a third party during the Term and nothing in this Agreement shall prevent such third party licensee from designing, developing, manufacturing and presenting to the trade the Licensed Product(s).

2.3 It is expressly understood that the Licensee may use the Property only in connection with Licensed Product(s) and only in connection with the terms hereof. No rights other than those expressly licensed above are granted and all other rights are reserved to the Licensor. Further, Licensee undertakes not to enter into any other licensing agreements for, or otherwise become involved in, the representation, sale or manufacture within the Territory of any products which, carry the name of any magazine title that competes with [redacted] and any brands that are substantially devoted to cooking and entertainment, or otherwise competing with the business of [redacted], all of which shall, without limitation, be considered competitive publications ("**Competing Products**"), without the prior written consent of the Licensor.

3. APPROVAL AND QUALITY CONTROL

3.1 The Licensee agrees that the Licensed Product(s) shall be of a high standard of style, quality and appearance and compliant in all respects with this Agreement. In order to assure the Licensor that it is complying with such standards, the Licensee shall, before marketing, advertising, selling or distributing any Licensed Product(s) in any country (or group of countries) within the Territory, deliver to the Licensor, free of all costs or charges in connection with delivery (including without limitation shipping charges, air freight and customs charges), the Specified Number of Samples of each such Licensed Product(s) to be sold in such country (or group of countries) within the Territory, including all sizes, colors and variations, together with all proposed Related Materials and any additional samples as may be required for the Licensor's use. All Licensed Product(s) and their Related Materials, including the quality and style thereof, must be approved in writing by the Licensor (which approval the Licensor shall have the right to withhold in its discretion) before the Licensee may advertise, market, sell, distribute or use the same in any country (or group of countries) within the Territory.

3.2 The Licensee shall submit samples of Licensed Product(s) and Related Materials to the Licensor for its approval in accordance with Part II, paragraph 3.1 at the various stages of development, from initial concept to finished product, in accordance with the Licensor's protocol and procedures set out by the Licensor separately from time to time, but which include the right of the Licensor to review and approve the creative design of each Licensed Product(s) at all principal stages of development.

3.3 The Licensee shall not depart from the style, quality and appearance of the approved Licensed Product(s) and Related Materials in any material respect without the prior written consent of the Licensor, and the Licensee shall: (i) periodically send the Specified Number of Samples to the Licensor upon request of the Licensor; (ii) grant access to its business premises for inspection to any authorized representatives of the Licensor during normal business hours and upon reasonable notice by the Licensor, to confirm compliance with the foregoing standards and the terms of this Agreement and (iii) at the end of each Reporting Period pursuant to Part II, paragraph 8.3, deliver to Licensor for discussion and consultation (x) images of Licensed Products (including product placement thereof) sold at the top three (3) retailers, (y) a report in a form satisfactory to Licensor setting forth Licensee's evaluation of the top three (3) distributors and/or (z) such other information as mutually agreed upon by the Licensor and Licensee in order to evaluate the quality of the point-of-sale display of the Licensed Products, in each case, in each country within the Territory where Licensed Products are being sold (this Part II, paragraph 3.3(iii), the "**Retailer Report**"). The Licensee agrees that the obligations in

this Part II, paragraph 3 are of the essence of this Agreement and material terms hereof and if the Licensee fails to comply with them in every respect, the Licensor shall be entitled to terminate this Agreement under Part II, paragraph 17.

3.4 Any use of any Ancillary Mark on the Licensed Product(s) and/or any Related Materials shall be subject to the Licensor's prior written consent, unless the mark is pre-existing on the Product. The Licensee warrants that it is the owner of or has the rights to use any such Ancillary Mark and that the use of any Ancillary Mark on or in connection with any Licensed Product(s) and/or Related Materials will not infringe the IPR of any third party nor result in any loss or damage to the goodwill or reputation of the Licensor.

3.5 As a material condition of this Agreement, the Licensee undertakes not to use and not to permit the use by any related third party (which shall include without limitation any party connected with the subject matter of this Agreement) of child labor or any other labor which offends against decency or morality in relation to the manufacture, distribution or sale of Licensed Product(s). In particular, the Licensee shall, and shall procure that any party connected with the subject matter of this Agreement shall, comply with the code of conduct set out in Annex B (the "**Code**") and with the highest standard of business ethics prevailing in the industry throughout the Term.

3.6 Licensee shall be solely responsible for all costs incurred by Licensee in connection with the development, formatting, production, manufacture, distribution and exploitation of artwork and any other materials or elements related to the Property for the Related Materials (including third party costs and any costs incurred with respect to any modifications to same reasonably requested by Licensor). If Licensor incurs any costs in connection with the forgoing, such costs must be preapproved in writing by Licensee, and Licensee shall reimburse Licensor within thirty (30) days of receiving an invoice for such costs.

3.7 Licensee shall comply with all applicable laws and regulations, including but not limited to, all laws, rules, regulations and standards pertaining to controlled substances, including, but not limited to regulations promulgated by the U.S. Food and Drug Administration, (the "FDA") and all data privacy and data protection laws. . If Licensee shall collect credit card data in connection with the sale of the Licensed Products, Licensee shall comply with the Payment Card Industry Data Security Standards (PCI DSS). Licensee shall implement and maintain adequate administrative, technical and physical safeguards to protect any consumer data that Licensee collects through its direct to consumer ecommerce site.

4. MARKETING AND REPORTING

4.1 The Licensee shall, within sixty (60) days of the commencement of each Contract Year, prepare an email to Licensor outlining an annual marketing summary for the Licensed Product(s) containing this like sales materials, proposed sales targets, sale release dates, methods of distribution and sale, leading customers throughout the Territory, , plans for new Licensed Product(s) introductions (as referred to in Part II, paragraph **Error! Reference source not found.** below), all promotional and marketing activities , and including all proposed representations of the Property. The Licensee agrees not to use any part of the Property including in any advertising or promotional materials unless and until such use and such advertising and promotional materials have been approved in advance in writing by the Licensor, which approval shall not be unreasonably withheld or delayed. All promotion and/or advertising of the Licensed Product by Licensee shall be in accordance with all applicable laws and regulations, shall be accurate and not misleading, not likely to bring the Property or Licensor into disrepute and shall always be consistent with the rights granted to the Licensee under this Agreement.

4.2 The Licensee shall pay to the Licensor the Marketing Fund Payment (if any) in accordance with the Payment Schedule.

4.3 The Licensee shall, not more than twice a year, and on written request by the Licensor, duly provide Licensor a detailed management update of Licensee's commercial activities and results with respect to the Licensed Products in a format acceptable to the parties.

5. **DISTRIBUTION**

5.1 The Licensee acknowledges, in consideration of Licensor's willingness to enter in this Agreement with Licensee in connection with the sale and distribution of the Licensed Products in the Territory, (a) the importance for Licensor to maintain control over the style, quality and appearance of the Licensed Products being introduced to the marketplace as appropriate for the Territory and of the preservation of the integrity of the Property and (b) that for purposes of maintaining and enhancing the reputation of the Licensor and the Property, the Licensed Product(s) should only be sold through retail sales locations and other channels of distribution in the Territory, as specified in Part I, paragraph 6, which are consistent with the reputation and public image of the Licensor and the Property. Accordingly, the parties agree that (i) the Distribution Channels achieve this; and (ii) any distributor proposed to be used by the Licensee hereunder other than those currently distributing the non-branded version of the Licensed Products, shall be required, without limitation, to execute an agreement reasonably acceptable to Licensor regarding the protection of Licensor's rights. Notwithstanding the foregoing, to the extent Licensee is not able to obtain such an agreement from any particular Distributor despite Licensee's good faith efforts to obtain same, then, Licensee shall not be deemed in breach of this Agreement for such failure. For the avoidance of doubt, the Licensee expressly agrees that it shall not distribute Licensed Product(s) nor sell Licensed Product(s) to any distributor for sale through any discount or off-price retailer without the Licensor's prior written approval (which approval the Licensor may withhold at its sole discretion) unless such discount channel is explicitly allowed by its inclusion in the Distribution Channels.

5.2 Intentionally Omitted.

5.3 The Licensee agrees that as soon as it becomes aware of (or anticipates) any defect with a Licensed Product that may require a Licensed Product recall (e.g. where there is a risk of harm to persons or property), or if Licensee receives any material correspondence or communication from the FDA with regard to the Licensed Products, it shall, within twenty-four (24) hours notify Licensor by telephone, or if unavailable, by email. The Licensee will notify Licensor of the nature and extent of the Licensed Product defect and the Parties shall jointly agree the most appropriate response. Notwithstanding the aforementioned, the Licensee agrees to comply with Licensor's instructions, which Licensor in its sole discretion deems necessary to minimize any further harm to the Licensor and the Property.

6. **DILIGENT MARKETING AND DISTRIBUTION**

6.1 The Licensee agrees to use good faith efforts to ensure that each Licensed Product(s) category shall be introduced to trade customers by no later than the Trade Introduction Date and offered for sale to end consumers by no later than the Market In-Store Date. Licensor acknowledges that unbranded products are currently in market and this provision is intended to apply solely to Licensed Products (i.e., those existing products of Licensee which will be branded with the Property).

6.2 During the Term, the Licensee shall use good faith efforts actively market, develop and promote (collectively "**diligently commercialize**") all the Licensed Product(s) throughout the Territory in each of the Distribution Channels. For the purposes of this Part II, paragraph 6.2, the Licensor may, for example, determine that the Licensee has failed to diligently commercialize: (i) Licensed Product(s)

which have not been developed and manufactured in volume; or (ii) a part of the Territory for which no significant sales or Licensed Product(s) distribution has been obtained; or (iii) any Distribution Channel for which no significant sales or customer accounts have been obtained. Licensee shall be given reasonable notice and the opportunity to explain its efforts, to develop a detailed plan for improving such marketing, development, and promotion of the Licensed Products.

6.3 In addition to the Licensor's rights and remedies at law or in equity or pursuant to this Agreement (including the right to immediately terminate this Agreement pursuant to Part II, paragraph 17.1), the Licensee agrees to pay the Licensor as liquidated damages and not as a penalty double the Royalty Rate for all Licensed Product(s) not approved in accordance with this Agreement that have been sold, or on any Licensed Product(s) sold outside the permitted Distribution Channels and/or Territory (including through any unsolicited Internet Sales), or not included within the Licensed Products as listed in Part I, paragraph 5 4 of this Agreement. The Licensee further agrees to pay for the cost of an audit to determine the quantity of such unapproved Licensed Product(s) sold by the Licensee or such Licensed Product(s) sold outside the Distribution Channels and/or Territory (including through any unsolicited Internet Sales).

6.4 Licensee agrees that it will use its good faith efforts to plan its production and inventory such that there will be minimal unsold inventory at the end of the Term unless Licensee has in the meantime been granted a renewal or extension of this Agreement by Licensor. For the avoidance of doubt, Licensee will not produce and stock inventory in quantities such that the intent of the end of Term is effectively extended through an over-supply of Licensed Product(s) sold or otherwise disposed in the Territory. Notwithstanding the foregoing Licensor acknowledges that the existences of excessive inventory at the end of the Term may be the result of forces outside of the Licensee's control and that absent clear evidence to the contrary, excess unsold inventory shall not be deemed an intentional violation of this provision.

7. INTENTIONALLY OMITED

8. PAYMENTS AND STATEMENTS

8.1 In consideration for the grant of rights set out herein, the Licensee shall pay to the Licensor in each Contract Year the Minimum Guarantees in accordance with the Payment Schedule. The aggregate paid Minimum Guarantees under all the Starco License Agreements shall be credited against the aggregate earned Royalties under all the Starco License Agreements due under Part II, paragraph 8.2 of each Starco License Agreement during such Contract Year, as further described in Part II, paragraph 8.3 of each Starco License Agreement.

8.2 As additional consideration, the Licensee shall pay to the Licensor the Royalties in accordance with Part II, paragraph 8.3. If the total amount of aggregate Royalties payable in respect of any Contract Year under all Starco License Agreements is: (i) less than the aggregate Minimum Guarantees under all Starco License Agreements, no part of such Minimum Guarantees shall be refundable by the Licensor to the Licensee and no part of such Minimum Guarantee may be carried forward to any subsequent Contract Year or back to any prior Contract Year as a credit against aggregate Royalties in such Contract Year under any Starco License Agreement; or (ii) greater than the aggregate Minimum Guarantees under all Starco License Agreements, no excess Royalties may be carried forward to any subsequent Contract Year or back to any prior Contract Year under any Starco License Agreement.

8.3 The Licensee shall, within thirty (30) days of the end of each Reporting Period, furnish to the Licensor (a) complete and accurate statements in the form provided by Licensor, signed and certified to be true and complete by a duly authorized officer of the Licensee, showing the:

(i) Customer Wholesale Sales;

(ii) Sales volume of each Licensed Product(s) (in units for each country in the Territory);

(iii) Sales by Customer;

(iv) Gross sales price;

(v) Itemized deductions from gross sales price;

(vi) Any and all currency conversions

(vii) Net sales price; and

(viii) Royalties payable,

of the Licensed Product(s) distributed and/or sold by the Licensee during such Reporting Period and (b) the Retailer Report for such Reporting Period as defined in Part II, paragraph 3.3.

At the same time as delivering such statements and such Retailer Report, the Licensee shall pay the Licensor an amount equal to:

(i) the Royalties receivable during such Reporting Period; plus

(ii) the sum of all Royalties receivable during previous Reporting Periods of such Contract Year; less

(iii) the sum of all Minimum Guarantees due and paid (or will be paid) to the Licensor for such Contract Year as of the end of such Reporting Period; less

(iv) the sum of all Royalties paid to the Licensor in previous Reporting Periods of such Contract Year;

provided that if such amount is less than zero (0), then no amount of Royalties shall be paid for such Reporting Period.

Licensee shall send copies of all statements and reports referred to in this Part II, paragraph 8.3 to the following email addresses:

[redacted]

8.4 All payments hereunder shall be made in the Specified Currency together with such sales tax, use tax, value added tax or other similar tax as may be chargeable thereon and, except as otherwise provided in this Part II, paragraph 8.4, without deduction whatsoever, including without limitation deduction of any expenses or withholding or other taxes (amounts specified to be net of taxes). If (i) any applicable federal, state, local or foreign tax law requires the Licensee to deduct and withhold from any Royalties an amount of withholding tax and (ii) such withholding tax is not fully reduced by an applicable tax treaty or other applicable law, Licensee may deduct from said Royalties payment of such amount of withholding tax that takes into account reductions (if any) in the withholding tax rate under an applicable tax treaty or other applicable law; provided that, Licensee furnishes to the Licensor (A) an original receipt of the taxing authority for the amount of withholding tax paid (and a translation if the

receipt is in a foreign language) and (B) a report setting forth the Royalties payments with respect to which the withholding tax was paid, the amount of withholding tax paid and the date of payment of such tax. Payments shall be made in cleared funds to the Licensor by bank transfer to the following account:

Bank: [redacted]
Branch:
ABA:
SWIFT Code:
Account Name:
Account Number:

8.5 Any currency conversions which are required under this Agreement shall be made using the prevailing exchange rate (as reported in the Wall Street Journal) as at the date of the Licensor's invoice. Any cost of conversion built into a bank's exchange rate must be accounted for with a corresponding increase in the amount being converted so that all costs of conversion, as well as wire transfer and other bank fees, shall be the sole expense of the Licensee, and the Licensor shall receive the full amount of payments without reduction.

8.6 Overdue payments shall bear interest at the rate of: (i) one percent (1%) per month; or (ii) the maximum interest rate permissible under law, whichever is less, from the due date of payment until actual payment.

8.7 The parties acknowledge that failure to pay the Minimum Guarantees or the Royalties or the in a timely manner shall be construed as a material breach of this Agreement and shall enable the Licensor to terminate this Agreement pursuant to Part II, paragraph 17.1.8.

9. BOOKS & RECORDS

The Licensee shall keep and maintain, during the Term and for at least five (5) years thereafter, complete and accurate books and records in connection with sales of Licensed Product(s) and the computation of Royalties in respect thereof, including without limitation invoices, correspondence, banking, financial and other records relating to the various items to be shown on the sales reports to be submitted under Part II, paragraph 8.3. Such books and records shall be available for inspection and audit at any time or times during or after the Term during reasonable business hours and upon reasonable notice by the Licensor or its authorized representatives. If the Licensor conducts such an audit and inspection which discloses a deficiency of more than three percent (3%) between the amount found to be due to the Licensor and the amount actually paid to the Licensor, then the Licensee shall, in addition to paying the deficiency together with interest at the rate set out in Part II, paragraph 8.6, shall promptly reimburse the Licensor and/or its representatives for all costs and expenses incurred in conducting such audit (including without limitation travel, accommodation and local meal expenses).

10. NO SUB-LICENSE

The parties acknowledge that the products currently sold under the breathe name are the same products that shall be sold as Licensed Products upon the application of branding and labelling with the Property marks, logos, and/or names, etc. The Licensee shall have no right to grant any sub-licenses hereunder and the current manufacture of such products shall not be deemed a sublicense. With respect to new products introduced pursuant to this Agreement, Licensee shall require, without limitation, that a signed agreement in the form attached as Annex C is executed to the satisfaction of the Licensor and a copy is provided to Licensor to make arrangements for the subcontracted manufacture, finishing, packaging and storing of Licensed Product(s), provided that the Licensee shall ensure that no such subcontractor shall take any action

contrary to or inconsistent with the terms and conditions set out in this Agreement. The Licensee shall advise Licensor of all details of each subcontractor and shall diligently monitor each of its subcontractors which manufacture, in whole or in part, any Licensed Product(s) in order to determine that each and every Licensed Product(s) is manufactured in accordance with the requirements set out herein. Licensee will on demand by Licensor provide the pertinent commercial details and/or other documentation pertaining to the Licensed Product(s) it has with any sub-contractor. For the avoidance of doubt, a sub-contracted manufacturer, or any related party or affiliate of same, may under no circumstances also be a distributor, agent, retailer or other type of reseller of the Licensed Product(s) and no sub-licensed party may have the right to further sub-license any rights or obligations under this Agreement. The Licensee shall be liable for all acts and omissions of any subcontractor appointed by it in connection with this Agreement. For the avoidance of doubt, Licensee shall have no obligation to obtain a Manufacturing Agreement from any party currently manufacturing existing products under the [redacted] name, provided, however, a manufacturing agreement shall be required from any new manufacturer engaged by Licensee for any products to be sold as Licensed Products which are not currently manufactured or sold by Licensee under the [redacted] name.

11. PREMIUMS SALES

11.1 Licensee's rights hereunder shall not include the right to use the Property or the Licensed Products for an endorsement of any product or service. The Licensee agrees that Licensed Product(s) will not be sold or otherwise supplied to any third party without the prior written consent of the Licensor if to the knowledge of the Licensee such Licensed Product(s) are intended to be used as a Premium by such third party. Further, the Licensee agrees that no item of merchandise shall be used as a Premium by the Licensee as part of any sales promotion plan intended to increase sales of Licensed Product(s) without the prior written consent of the Licensor. If the Licensee wishes to sell or supply Licensed Product(s) for use by any third party as a Premium as aforesaid, or if the Licensee wishes to obtain the right to distribute Premium items in connection with the promotion of Licensed Product(s), the Licensee shall notify the Licensor and shall disclose to the Licensor the nature of such proposed Premium arrangement, and in such event the Licensor agrees to consider such proposal in good faith taking into account all of the circumstances, subject to payment by the Licensee of the applicable Royalty in relation thereto.

12. INTELLECTUAL PROPERTY

12.1 The Licensee acknowledges that, as between Licensor and Licensee, the Licensor owns all IPR in the Property. The Licensee acknowledges and agrees that the Licensee shall not obtain any right, title or interest in the Property, and that all goodwill from the use of the Property shall accrue for the benefit of the Licensor.

12.2 The Licensee shall not misuse or bring into disrepute the Property, nor do or omit to do or permit there to be done any act which may harm the value of the Property or the reputation of the Licensor.

12.3 To the best of its knowledge and belief, but without having made any enquiry, Licensor has not received notification of any infringement of any third party IPR in connection with its use of the Property in the Territory. No other warranties are given, express or implied, in respect of the use by the Licensee of the Property.

12.4 The Licensee hereby undertakes that during the Term it shall not do or authorize to be done any act which would or might jeopardize or invalidate any registration of the Property, nor do any act which might assist or give rise to an application to remove the Property from any register or which might prejudice the right of or title of the Licensor.

12.5 The Licensee undertakes not to register, attempt to register or use the Prohibited Names as its company name, business name, trading name, internet domain name or for any other use whatsoever in any jurisdiction throughout the world unless specifically permitted in terms of this Agreement or approved in writing by the Licensor.

12.6 The Licensee shall affix to each and every Licensed Product(s) and/or Related Materials, a product label and/or swing tag containing the appropriate logos, copyright and trademark notices, website references and the Licensee's address, in a form and design to be specified by the Licensor. The Licensee shall also comply with any anti-counterfeiting measures the Licensor is using, for example the purchase (from Licensor's designated supplier) and use of official holograms or other authenticity labels on all Licensed Product(s).

13. INFRINGEMENT

13.1 The Licensee shall notify the Licensor immediately in writing in the event of the Licensee becoming aware of:

13.1.1 any infringement (including possible infringement) or imitations by others of the Property;

13.1.2 any activity by a third party which amounts to or could amount to passing off in respect of the Property; or

13.1.3 any allegation by a third party that the Property is invalid or infringes any rights of a third party.

13.2 The Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringement or imitations. The Licensee shall not make any statement or compromise, institute any suit nor take any action on account of any such infringement or imitations without first obtaining the written consent of the Licensor to do so. The Licensee shall cooperate with the Licensor in relation to any action or proposed action for infringement or passing off activity in relation to the Property as the Licensor may deem fit including without limitation conducting all actions, proceedings and any negotiations for settlement in respect of any such infringement or passing off activity. Licensor will be entitled to retain any and all damages, account of profits and/or awards of costs recovered in such proceedings.

13.3 The Licensor shall not be obliged to bring or defend any proceedings in relation to the Property if it decides in its sole discretion not to do so. The preceding sentence shall not prohibit or restrict the Licensee's right to take action in respect of its own name or logo(s). In the event that Licensor is notified of any allegation by a third party that any Licensed Product infringes any rights of a third party in any jurisdiction in the Territory, Licensee shall, upon notice from Licensor, immediately cease sale of such Licensed Product in such jurisdiction.

14. INDEMNITY

Licensor assumes no liability to Licensee or any third parties with respect to the performance and performance characteristics of the Licensed Products. The Licensee hereby indemnifies and agrees to keep indemnified the Licensor and their associated companies, and any shareholders, officers, directors, employees, representatives and agents of the Licensor, and their associated companies, from and against any claims, liabilities, costs (including reasonable legal fees), damages, loss of profits or goodwill, or other loss (whether direct, indirect or consequential) whatsoever arising out of or in connection with this Agreement including without limitation: (i) the manufacture, sale, advertising or use of Licensed Product(s); (ii) any use of the Property by the Licensee or

any sub-licensee, subcontractor, manufacturer or distributor of the Licensee; or (iii) any breach by the Licensee of any of the undertakings, warranties or other terms contained in this Agreement. Licensor hereby indemnifies and agrees to keep indemnified the License and their associated companies, and any shareholders, officers, directors, employees, representatives and agents of the Licensee, and their associated companies, from and against any claims, liabilities, costs (including reasonable legal fees), damages, loss of profits or goodwill, or other loss (whether direct, indirect or consequential) whatsoever arising out of or in connection a breach of Licensor's representations and warranties under this Agreement, and claims made by third parties against the Licensee asserting rights in the Property based solely upon the use of the Property by the Licensee in strict accordance with the terms of this Agreement.

15. INSURANCE

15.1 Licensee shall acquire and maintain at its sole cost and expense throughout the Term, and for a period of five (5) years following the termination or expiration of this Agreement, the following insurance:

(a) Comprehensive General Liability Insurance, including product liability, advertiser's, and contractual liability with limits of no less than [redacted] ([redacted]) combined single limit for bodily injury and property damage (on a per occurrence basis); and

(b) Workers' Compensation (statutory) and Employer liability with limits of [redacted])

All policies are to be underwritten by insurance companies with a Best's rating of at least A-/XII and licensed to do business in the Territory. The insurance policies should have a deductible not to exceed [redacted] All Insurance policies (except for Fidelity/Employee Dishonesty and Workers' Compensation) shall name Licensor, and their respective officers, employees and agents as additional insured parties, shall contain an endorsement which requires that notice be given to Licensor prior to cancellation or expiration of the policy, and shall provide adequate protection for Licensee, Licensor and their respective officers, employees, and agents against any and all claims, demands, causes of action or damages, including attorney's fees, arising out of this Agreement, including but not limited to those arising from the manufacture, sale, distribution, use, or advertisement of the Licensed Products, regardless of when such claims are made or when underlying injuries occur or manifest themselves. Insurance policies shall not contain cross-claim, cross-suit, or other such exclusion clauses which would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds. A waiver of subrogation in favor of Licensor shall be endorsed to all insurance policies hereunder and evidenced on the certificate of insurance referenced in Part II, paragraph 15.2 below. In the event Licensee's insurance is cancelled and replacement insurance is not obtained prior to the effective date of such cancellation, Licensor shall have the right to procure such coverage and charge the expenses incurred to Licensee and/or to terminate this Agreement upon notice and without the right to cure in accordance with Part II, paragraph 17.1.4 of this Agreement. Upon request, Licensee shall furnish a copy of the insurance policy to Licensor

15.2 Prior to the effective date of this Agreement, Licensee shall cause certificates issued by Licensee's insurance company evidencing the insurance required above to be provided to Licensor. Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Licensor shall receive thirty (30) days written notice prior to termination, reduction or material modification of the coverage. Certificates shall be furnished to Licensor upon renewal of insurance. In the event Licensee has not provided its certificate of insurance as required herein, Licensor shall have the right to procure such coverage and

charge the expense incurred to Licensee and/or to terminate this Agreement upon notice and without a right to cure in accordance with Part II, paragraph 17.1.4 of this Agreement.

16. SALE OF PRODUCTS TO THE LICENSOR

The Licensee shall supply to the Licensor, from time to time and following a request by the Licensor, such reasonable quantities of the Licensed Product(s) as are requested by the Licensor, upon terms no less favorable to the Licensor than the terms upon which Licensee supplies Licensed Product(s) to its most favored customers, save that no Royalties shall be payable by the Licensee to the Licensor in respect of Licensed Product(s) supplied by the Licensee to the Licensor, and accordingly the price payable by the Licensor shall be further discounted by the amount of the Royalties which would otherwise have been payable.

17. TERMINATION

17.1 The Licensor shall have the right, but not the obligation, to terminate this Agreement immediately and forthwith by notice in writing to the Licensee (unless otherwise specified below) in the event that:

17.1.1 the Minimum Sales (if any) are not achieved in any Contract Year after Contract Year 3;

17.1.2 the Licensee is (x) in material or ongoing breach of this Agreement and such breach has not, if capable of remedy, been remedied within ten (10) days of written notice requiring such remedy, which for the avoidance of doubt, shall include, without limitation: (i) any failure to comply with any instructions relating to the application of IPR to the Licensed Products or Related Materials; and (ii) the Licensee or any of its affiliates becomes involved in any way with Competing Products, without the prior written consent of the Licensor or (y) otherwise in breach of this Agreement and such breach has not, if capable of remedy, been remedied within thirty (30) days of written notice requiring such remedy;

17.1.3 the Licensee is in material or ongoing breach of this Agreement and such breach is not capable of remedy, which for the avoidance of doubt, shall include: (i) any failure to comply with the Code; (ii) any failure to comply with the product approval process set out herein before selling Licensed Products; and (iii) any breach of Part II, paragraph 10;

17.1.4 The Licensee is in breach of Part II, paragraph 15 of this Agreement and has failed to maintain the requisite insurance in accordance with the provisions therein;

17.1.5 The Licensee is in breach of this Agreement in selling items which (i) are not included within the Licensed Products as listed at Part 1, paragraph 4 of this Agreement, (ii) utilize the Property and are not approved in accordance with this Agreement, or (iii) utilize the Property and are sold outside the permitted Distribution Channels and/or Territory;

17.1.6 the Licensee is insolvent, unable to pay its debts when due, or makes any assignment for the benefit of creditors or an agreement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or to be adjudicated a bankrupt or an insolvent, in which case no notice shall be required. In such an event, neither the Licensee nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or otherwise deal with or in the Licensed Product(s);

17.1.7 the Licensee, in one or more related transactions, (i) merges or consolidates with any other entity which was not a subsidiary or an affiliate of the Licensee prior to such merger or consolidation, or (ii) if the Licensee sells, assigns or otherwise disposes of any part of its business connected to the manufacture, sale or marketing of the Licensed Product(s), or (iii) there is any change in the ownership of more than fifty percent (50%) of the equity interest in the Licensee, or (iv) if the Licensee otherwise is the subject of an asset or share purchase agreement, provided, however, this provision shall not apply if Licensor has provided its consent, which consent Licensor shall not unreasonably withhold or delay.

17.1.8 if more than two (2) times per year, the Licensee fails to pay by the due date any amount due or owing by it under this Agreement (including any Minimum Guarantee, or Royalty) and such non-payment continues unremedied at the expiry of ten (10) days following receipt of written notice of such non-payment;

17.1.9 there has been a material adverse change to the business, assets or financial condition of the Licensee or the ability of the Licensee to perform any of its obligations under this Agreement;

17.1.10 the Licensee or any of its affiliates shall default in the performance of any of the Starco License Agreements, conditions, covenants or terms contained in any other agreement between Licensor or any of its affiliates, joint ventures or licensees, on the one hand, and Licensee or any of its affiliates, on the other hand, and such default shall have continued for the applicable cure period (if any) specified therein after written notice of such default from Licensor or any of its affiliates, joint ventures or licensees, as applicable; or

17.1.11 If Licensee is ordered to withdraw, discontinue, remove or recall any Licensed Products from the market by a government or governmental agency, regulatory body, court or the like, and Licensee does not promptly remove or cause the prompt removal of such Licensed Products from retail distribution and otherwise promptly resolve such order within ten (10) Business Days of its receipt thereof, then Licensor may terminate this Agreement effective immediately upon written notice to Licensee.

17.2 The Licensee shall have the right, but not the obligation, to terminate this Agreement immediately and forthwith by notice in writing to the Licensor (unless otherwise specified below) in the event that:

Licensor has not provided committed marketing as per Annex F on an annual basis for the Term and renewal Term of the agreement.

17.3 Termination of this Agreement for any reason shall be without prejudice to the rights and obligations of either party existing at termination including without limitation the right to act in respect of the circumstances giving rise to such termination.

18. CONSEQUENCES OF TERMINATION

18.1 Upon the expiration or termination of this Agreement for any reason the Licensee shall:

18.1.1 immediately relinquish all rights to manufacture, distribute, promote, advertise and sell or in any way deal with Licensed Product(s) or Related Materials, except as is specifically permitted by Part II, paragraph 19, and shall provide a written declaration of such relinquishment and cessation of all manufacturing, distribution, promotion,

advertisement and sale of the Licensed Product(s) and Related materials by Licensee, its subcontractors, distributors and agents;

18.1.2 promptly destroy and provide Licensor a certificate of destruction signed by an officer of Licensee all Related Materials and in any event within fifteen (15) days of request by the Licensor. For the avoidance of doubt Licensee shall have no obligation to destroy unsold Licensed Products provided such unsold Licensed Products are relabeled and all indications of the Property are removed or concealed;

18.1.3 ensure that all materials used by or on behalf of the Licensee in connection with the manufacture, distribution and sale of Licensed Product(s), including without limitation artwork, molds, casts and dies, as well as product labels, hang-tags, holograms or other similar product authentication materials, shall either be destroyed or delivered up to the Licensor, at the Licensor's option (but at the Licensee's cost), and the Licensee shall furnish the Licensor with sworn affidavits of destruction if the Licensor so directs;

18.1.4 immediately pay the outstanding balances, if any, of the total Minimum Guarantees which complete balance (including all future Minimum Guarantees which would have been payable during the Term) shall be immediately accelerated and payable in full as well as all Royalties due on sales of Licensed Product(s) made up to and including the date of expiration or termination;

18.2 Intentionally Omitted.

18.3 The Licensee shall have the right during the Sell-Off Period to dispose of any Licensed Product(s) in stock or in process of manufacture at the date of termination in accordance with the provisions of Part II, paragraph 19 below provided that:

18.3.1 the Licensee discharges fully its obligations to the Licensor as set out in Part II, paragraphs 18.1 and 18.2; and

18.3.2 the termination of this Agreement has not resulted from the Licensor's exercise of the right to terminate under Part II, paragraph 17; and

18.3.3 the quantity of Licensed Product(s) in inventory at the time of such termination is not in excess of a reasonable quantity taking into account the Licensee's past sales of Licensed Product(s).

18.4 Upon termination of the Agreement or, if applicable, after the expiration of the Sell-Off Period the Licensee shall:

18.4.1 Remove or conceal all elements of the Property from the unsold products so that any remaining product shall bear no mark or evidence of [redacted] and

18.4.2 provide the Licensor with a comprehensive final Royalty report, setting out a summary of all statements submitted by the Licensee pursuant to Part II, paragraph 8.3 and certified to be true and correct by a duly authorized officer of the Licensee.

19. SELL-OFF PERIOD

19.1 Subject to Part II, paragraph 18, upon expiration of this Agreement the Licensee shall have the right provided for in Part II, paragraph 18.3 to complete the manufacture of Licensed Product(s) which are

in the process of manufacture at the date of termination or expiration and to sell such Licensed Product(s) and any other Licensed Product(s) in stock at the date of termination or expiration of this Agreement (the "**Sell-Off Inventory**"), during the Sell-Off Period. The Licensee will comply with the relevant provisions of Part II, paragraph 6.4 above. Upon conclusion of the Sell-Off Period any remaining inventory of Licensed Products may be sold by Licensee provided that any and all evidence of the Property, the trademarks, copyrights or other intellectual property of Licensor, are completely removed or concealed.

19.2 Intentionally Omitted.

19.3 If during the Sell-Off Period any of the events specified under Part II, paragraph 17.1 occur, the Licensor shall be entitled to end the Sell-Off Period forthwith by notice in writing.

19.4 The Licensee acknowledges that during the Sell-Off Period the Sell-Off Inventory may be sold only in the normal course of business and at regular selling prices (unless otherwise agreed by the Licensor in writing). In this regard, Licensee shall obtain prior approval from the Licensor (such approval not to be unreasonably withheld) of a list of the customers to whom Sell-Off Inventory shall be sold to during the Sell-Off Period, together with the unit volume and sales value for each.

19.5 The Licensee shall pay to the Licensor the Royalties on Sell-Off Inventory sold during the Sell-Off Period within thirty (30) days following (x) the end of each 180-day period during the Sell-Off Period to the extent the Sell-Off Period exceeds one hundred eighty (180) days and (y) the termination or expiration of the Sell-Off Period and, in each case, such Royalties shall not be credited or set off against any remaining Minimum Guarantee.

20. LIMITATION OF LIABILITY

In no event shall the Licensor be liable to the Licensee for any special, consequential, incidental or indirect damages of any kind (including without limitation loss of profit), whether or not the Licensor was advised of the possibility of such loss, however caused, whether for breach of contract, breach of warranty, negligence, or otherwise. Notwithstanding anything in this Agreement, the Licensor's total liability to the Licensee in connection with this Agreement shall be limited to the total Royalties paid by the Licensee in the Contract Year in which such liability arose. Nothing in this Agreement shall limit the liability of any party for personal injury or death caused by negligence.

21. NOTICES AND APPROVALS

21.1 All notices and statements to be given and approvals to be sought hereunder shall be given or made in respect of the Licensor and the Licensee to the addresses set out in Part I, paragraph 1 or such other address as each party hereto may notify the other party hereto from time to time.

21.2 Any notice shall be hand delivered or sent by prepaid first class post or sent by facsimile or email, and shall be deemed to have been received: (i) if hand delivered, at the time of delivery; or (ii) if sent by prepaid first class post, two (2) Business Days after posting if to an address within the country of posting and six (6) Business Days if to an address outside such country or (iii) if sent by facsimile, on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission); or (iv) if sent by email, at the time of confirmed transmission.

21.3 Approvals may be notified by email which shall be deemed to have been received at the time of confirmed transmission.

22. ASSIGNMENT

22.1 This Agreement and the rights granted hereunder to Licensee may be assignable by Licensee to any successor of the business with consent from Licensor, that will not be unreasonably withheld.

22.2 Nothing in this Agreement shall preclude the Licensor from assigning, subcontracting or otherwise transferring this Agreement or any of its rights and/or obligations hereunder provided that any transferee of the Licensor shall have license of such rights as required to enable the transferee to grant the rights to the Licensee in the terms of this Agreement.

23. GENERAL

23.1 In the event that any clause of this Agreement shall be deemed to be invalid or unenforceable, this shall not affect the legal enforceability of the Agreement as a whole, and the parties agree to replace such invalid clause with a mutually agreed enforceable replacement clause, as close as possible in interpretation to the invalid clause.

23.2 If this Agreement is signed and dated on different dates, the later date should be deemed to be the date of this Agreement.

23.3 Nothing in this Agreement is intended to confer any benefit to any third party and no term will be enforceable by any third party.

23.4 Failure of any party at any time to demand strict performance by the other of any of the undertakings, terms or conditions set out in this Agreement shall not be construed as a continuing waiver or relinquishment thereof and each party may at any time demand strict and complete performance by the other of the said undertakings, terms and conditions. No written waiver shall excuse the performance of any act other than those specifically referred to therein. The Licensor make no warranties or representations to the Licensee except those specifically expressed herein.

23.5 This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between the Licensee and the Licensor. The Licensee shall have no right to obligate or bind the Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

23.6 This Agreement and any attached annexures, exhibits, schedules, etc. constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Licensor and Licensee each acknowledge that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce Licensor or Licensee to execute or authorize the execution of this Agreement, and Licensor and Licensee each acknowledge that they have not executed or authorized the execution of this instrument in reliance upon any such promise, representation, or warranty not contained herein. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing and signed by both parties.

23.7 Both parties shall keep confidential at all times during the Term and for a period of five (5) years following the expiry thereof, the terms of this Agreement and any confidential and non-public information about the other party or their affiliates (including, without limitation: (i) all technical and scientific information; (ii) all business know-how; and (iii) financial information of the other party) which is acquired from any source during the Term, save for disclosures (x) that must be made in accordance with law or other applicable regulations or (y) to such party's directors, officers employees, consultants, agents and advisors (collectively, "**Representatives**") who need to know such confidential and non-public information and who are informed of the confidential nature of such information. Each

party will cause its Representatives to observe the terms of this Agreement, and will be responsible for any breach of this Agreement by any of its Representatives. Notwithstanding the foregoing, nothing herein shall be construed as limiting in any way Licensor's or its affiliates' media properties, including but not limited to newspapers, magazines, cable and broadcast stations, from reporting or commenting upon the Licensee or its business or operations, provided that Licensor shall not provide its reporters, editors or other employees responsible for editorial content of such media properties with access to any of the Licensee's confidential information.

23.8 The parties shall cooperate with respect to press releases or other public announcements related to this Agreement, provided, however, the foregoing requirement shall not apply to advertising materials that have been approved by Licensor.

23.9 The provisions of Part II, paragraphs 8, 9, 12.1, **Error! Reference source not found.**, 14, 15, 17, 18, 19, 20, 21.2, 23, 24 and 25 of this Agreement shall survive any termination or expiration of this Agreement.

23.10 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23.11 Unless otherwise expressly set out, all payments to be made by the Licensee to Licensor under this Agreement shall be paid free and clear of any set-offs or counter-claims whatsoever.

24. ANTI-BRIBERY COMPLIANCE

24.1 Licensee shall: (i) comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 and the Foreign Corrupt Practices Act 1977 (as amended) ("**Relevant Requirements**"); (ii) not directly or indirectly engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK or would otherwise be in contravention of the Relevant Requirements; (iii) have instituted, shall maintain in place and shall monitor throughout the term of this Agreement its own policies and procedures, including adequate procedures under the Bribery Act 2010 and the Foreign Corrupt Practices Act 1977, to ensure, and which are reasonably expected to continue to ensure, compliance with the Relevant Requirements and Part II, paragraph 24.1(ii), and will enforce them where appropriate; and (iv) promptly report to the Licensor any request or demand for any undue financial or other advantage of any kind received directly or indirectly by Licensee in connection with the performance of this Agreement.

24.2 Licensee shall ensure that any person associated with Licensee who is performing services in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on Licensee in this Part II, paragraph 24 ("**Relevant Terms**"). Licensee shall be responsible for the observance and performance by such persons of the Relevant Terms and shall be directly liable to the Licensor for any breach by such persons of any of the Relevant Terms.

24.3 Breach of this Part II, paragraph 24 by Licensee shall be deemed a material breach under Part II, paragraph 17.1.2.

24.4 For the purpose of this Part II, paragraph 24, the meaning of adequate procedures and foreign public official and whether a person is associated with another person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) of that Act and section 8 of that Act respectively, and the equivalent provisions under the Foreign Corrupt Practices Act 1977. For the purpose of this Part II, paragraph 24, a person associated with Licensee includes but is not limited to any agent, delegate or subcontractor of Licensee.

25. GOVERNING LAW

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. Venue of any dispute or action relating to, or arising out of, this Agreement shall lie exclusively in the courts located in New York, New York and the Parties irrevocably submit to the jurisdiction of the Federal and State courts located in New York, New York.

ANNEX A

THE PROPERTY

[redacted]

ANNEX B

CODE OF LABOR PRACTICE FOR THE PRODUCTION OF GOODS LICENSED BY THE LICENSOR

PREAMBLE

As a condition of the license agreement, each licensee awarded the right to use the Licensor's name or trade Property or other intellectual property in the manufacture and/or supply of Licensed Product(s) must provide written confirmation that the workers involved in the chain of production receive a living wage and enjoy decent working conditions that conform to minimum international labor standards and to the relevant local legal and industry standards.

Each licensee must further agree to ensure that these conditions and standards are observed by each supplier and subcontractor in the manufacture and distribution of Licensed Product(s) or their components. Prior to placing orders with suppliers or engaging suppliers and subcontractors, licensees should assess whether these companies can meet the provisions of this Code.

The Licensee acknowledges that failure by it, or by its contractors, subcontractors and/or suppliers, to comply with the requirements of this Code may lead to immediate termination of its license agreement with the Licensor.

OBLIGATIONS

The Licensor requires that its licensees, suppliers and subcontractors agree to comply with the following obligations:

Forced Labor - There shall be no use of forced labor whether in the form of forced prison or bonded labor or otherwise.

Discrimination - No person shall be subject to any discrimination in employment, including hiring and every employee shall be treated with respect and dignity and afforded equality of opportunity and treatment regardless of gender, race, color, sexual orientation, age, disability, religion, political opinion, trade union membership, nationality, social origin or other distinguishing characteristic. Employees shall not be subjected to behavior, including gestures, language and physical contact, that is sexually coercive, threatening, abusive or exploitative.

Child Labor - There shall be no use of the labor of any person less than fifteen years of age (or fourteen where the law of the country of manufacture allows) or of any person younger than the age for completing compulsory education in the country of manufacture where such age is higher than fifteen.

Wages - Wages and benefits for a standard working week shall meet at least applicable local legal or industry minimum standards. Deductions from wages shall not be made for disciplinary purposes and the composition of wages and benefits composition are detailed clearly and regularly for workers.

Hours of Work - Hours of work shall comply with legally mandated work hours. Overtime shall only be used when each employee is fully compensated according to local law and employees shall be entitled to at least one (1) day off in every 7- day period.

Environment, Health and Safety - A safe and hygienic working environment shall be provided, bearing in mind knowledge of the industry and of any specific hazards. Adequate steps shall be taken to prevent accidents and injury to health arising out of, associated with or occurring in the course of work. Reasonable steps will be taken to minimize any negative impacts of manufacturing and other practices on the environment.

Disciplinary Practices - Personnel should never be submitted to corporal punishment, mental or physical coercion or verbal abuse. Disciplinary procedures shall comply with applicable local laws and employment practices.

Management Systems - The Licensee shall establish and maintain appropriate procedures to evaluate and select suppliers based on their ability to meet the requirements of this Code. The Licensee shall maintain appropriate records of suppliers' commitments to social accountability.

The Licensee shall ensure that all contractors, suppliers or other third parties engaged by it in relation to licensed goods and services undertake in writing to be bound by this Code and the Licensee shall maintain reasonable evidence of compliance with the Code.

The Licensee shall provide reasonable information and access to interested parties seeking to verify conformity to the requirements of this Code and shall maintain appropriate records to demonstrate conformity to the requirements of this Code.

ANNEX C

FORM OF MANUFACTURER AGREEMENT

1. By execution of this Manufacturer Contract ("**Contract**"), [_______________] ("**Supplier**") agrees and acknowledges that: (i) all images and/or trademarks including, but not limited to [_______________], (the "**Properties**") applied at the request of [_______________] ("**Licensee**") to merchandise covered by this Contract are properties of [_______________] ("**Licensor**"), and when used upon merchandise means that such merchandise is sponsored, approved, recommended or sold by Licensor or its licensees; (ii) Supplier will not sell, ship or otherwise dispose of any such merchandise except upon the order of Licensee or Licensor; (iii) Supplier will never make, cause others to make or assist others in making, any claim whatsoever to any or all of the Properties or any trademark, image, designation, name, phrase, design or symbol similar thereto in connection with the manufacture, advertising, promotion, sale or distribution of merchandise; and (iv) Supplier will defend, indemnify and hold harmless Licensee and Licensor and their distributors and dealers (and the officers and employees of each of the foregoing) against all liability whatsoever which may be incurred by them or any of them as a result of any alleged defects in material or workmanship in the merchandise covered by this Contract.

2. Supplier agrees that no production or manufacture of any merchandise covered by this Contract will commence until this Contract has been signed, dated and returned by Supplier to Licensee. Supplier further agrees that it will not produce, cause to be produced or assist in the production of more units than are specified by Licensee nor will Supplier produce, cause to be produced or assist in the production of any product or item not specifically requested by Licensee using any or all of the Properties or any trademarks, images, designations, names, phrases, designs or symbols similar to any or all of the Properties during or at any time after the completion of merchandise requested by this Contract.

3. Supplier will, upon request from Licensee or Licensor, deliver to Licensee or Licensor or will destroy in the presence of Licensee or its representative(s), all molds, designs or any other elements used in reproducing any or all of the Properties.

4. Licensor is an intended third-party beneficiary of this Contract.

5. This Contract, when attached to a purchase order, shall consist of the entire agreement between the parties and shall supersede any conflicting or contrary terms and conditions of any purchase order or other order form whether supplied by Licensee or Supplier.

6. This Contract may not be modified or terminated except in writing, and no claimed modification, termination or waiver shall be binding unless also signed by an authorized representative of Licensor.

7. Supplier will comply with any and all of Licensor's codes of conduct and reasonable instructions notified to Supplier from time to time, in connection with the manufacture, packaging, supply and distribution of any merchandise covered by this Contract.

8. If Supplier violates any of the terms and conditions of this Contract, Licensee and/or Licensor will have the right to immediately terminate this Contract upon written notice to Supplier. In such event, Supplier must provide Licensee and/or Licensor within ten (10) days of the date of such notice of termination with a statement setting forth the number of merchandise covered by this Contract in stock or in process of manufacture.

9. In the event the license agreement between Licensor and Licensee (the "**Agreement**") expires or is terminated, this Contract shall immediately terminate.

10. Violation of this Contract by Supplier may result in prosecution for trademark infringement, unfair competition and other causes of action and the imposition of fines and/or criminal penalties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date below written.

_________________________________ Date:_________________________

For and on behalf of

[SUPPLIER]

by [_______________]

_________________________________ Date:_________________________

For and on behalf of

[LICENSEE]

by [_______________]

Annex E

APPROVED DISTRIBUTION CHANNELS

General retail, including any physical retail location selling products directly to consumers.

[redacted]

ANNEX F

SPECIAL TERMS AND CONDITIONS

As part of the license partnership, the Licensor will work collaboratively with the Licensee to market and promote the Licensed Products across their media channels. Any and all costs associated with this support will be provided by the Licensor and not in any way "charged-back" to the Licensee; however, Licensee shall furnish, at no cost to the Licensor, hi-res product shots of each of the Licensed Products for use in such marketing and promotion. Licensor will use best commercial efforts to leverage the following marketing tactics, at Licensor's discretion, at an annual rate card value of [redacted]:

a) Best efforts to include mentions of Licensed Products with mention of retail distribution in articles contained in [redacted] (the "Edition")
b) Best efforts to include print ads in [redacted] To the extent possible, Hearst will create an ad placement schedule for the Licensed Products on a quarterly basis.
c) It is understood that in the advertisements of the Licensed Products may contain strategic retailer branding and logo's all with applicable retailer consents with statements such as "available here", etc.
d) It is understood that in the advertisements, editorial pieces or digital marketing pieces including social media used to market the Licensed Products they may contain corporate information, including company and or affiliate corporate information, branding, logos of the Licensees parent, corporate parent or affiliate corporate entity.
e) Best efforts to include editorial mentions of the Licensed Products in articles on the website of the Edition with digital link to retail distribution (i.e.: [redacted]).
f) Digital/Social Media: Licensor will develop a schedule of digital and social media calendar of content to be posted on and integrated into [redacted] and on Social Media Channels in the U.S. to promote the Licensed Products. Location to be determined at the sole discretion of the Licensor. Digital assets will be created and supplied by licensee.
g) Targeted e-blasts with special offers and or other media forms, mutually agreed to by Licensor and Licensee, sent to Hearst opt-in database of subscribers of the Edition or certain other publications of Licensor, as determined by Licensor in its sole discretion. In addition, Licensor agrees to send quarterly e-blasts per Contract Year at the Licensors expense. Licensor will work with Licensee to explore opportunities to leverage the opt-in database of subscribers to direct consumers to specific retailers or the Licensee's website.
h) Press Release – At Licensor's sole discretion, Licensor and Licensee will collaborate to produce a joint PR announcement promoting the partnership, launch and availability of the Licensed Products and highlighting the relationship between [redacted] and Licensee. Additional PR announcements may be granted based on mutually agreed "significant" Licensed Product launches or Licensee's entry into new categories with respect to the Licensed Products.
i) Licensor will, to the extent reasonably possible, provide a media schedule for the Licensed Products covering 180 days.
j) Licensor will, to the extent reasonably possible, provide a monthly email showing all media attained in the previous month.
k) The Licensee will need to make a Press Release announcement once the Starco Agreements are in place discussing the deal in its totality.

Licensor shall furnish, at no cost to the Licensee advertisement layout and design services, social media content, editorial content, email E-blast design and content and any other content required by Licensor to execute on the marketing of the Products.

Licensor and Licensee will discuss in good faith discounted magazine subscription promotions; the Licensee or other third party, by industry regulations, must purchase the reduced rate subscriptions.